Exhibit 99.1

Media Relations:

Andrew Schmitt

salesforce.com

(415) 778-3171

aschmitt@salesforce.com

Salesforce.com Announces Appointment of General Colin Powell to its Board of Directors

SAN FRANCISCO, Calif. – March 14, 2014 – Salesforce.com [NYSE: CRM], the world’s #1 CRM platform, announced today the appointment of General Colin Powell to its Board of Directors. The appointment was effective as of March 13, 2014 and increases the size of the Board of Directors to 11 members.

Comments on the news:

· “We are honored and delighted that General Powell has joined our Board of Directors,” said Marc Benioff, chairman and CEO, salesforce.com. “General Powell is an extraordinary leader who has inspired and influenced me during more than 15 years of friendship. He was also instrumental in shaping salesforce.com’s integrated philanthropic model and the formation of the Salesforce.com Foundation many years ago. We couldn’t be happier to have him join our Board.”

· “After many years of friendship with Marc and admiration for salesforce.com, I am excited to be joining the Company’s Board of Directors,” said General Powell. “In addition to being on the forefront of innovation, salesforce.com has been a remarkable leader, and has inspired many other companies, as it has made philanthropy a central part of its value system.”

General Colin Powell is a retired four star general and served for 35 years in the United States Army. He has served as U.S. National Security Advisor, Commander of the U.S. Army Forces Command, Chairman of the Joint Chiefs of Staff, and he was the 65th Secretary of State of the United States. He is the recipient of numerous U.S. military awards as well as two Presidential Medals of Freedom. General Powell is a strategic limited partner at Kleiner Perkins Caufield & Byers, and is a member of the Board of Directors of the Council on Foreign Relations. General Powell is the Chair of the Board of Visitors of the Colin Powell School for Civic and Global Leadership at his alma mater, the City College of New York. The Powell School was inaugurated May of 2013 and stands alongside CCNY’s other premiere named schools. He is the Founder and Chairman Emeritus of the America’s Promise Alliance, dedicated to forging a strong and effective partnership alliance committed to seeing that children have the fundamental resources they need to succeed.

With the appointment of General Powell, salesforce.com’s Board of Directors now consists of Marc Benioff, salesforce.com chairman and CEO; Keith Block, salesforce.com president and vice chairman; Craig Conway, former CEO of PeopleSoft; Alan Hassenfeld, former chairman and CEO of Hasbro (NASDAQ: HAS); Craig Ramsey, former senior vice president of worldwide sales for Siebel; Sanford Robertson, principal of Francisco Partners; John Roos, former U.S. Ambassador to Japan; Lawrence Tomlinson, former senior vice president and treasurer for Hewlett Packard Company (NYSE: HPQ); Robin Washington, CFO of Gilead Sciences (NASDAQ: GILD); Maynard Webb, chairman of Yahoo! Inc. (NASDAQ: YHOO); and General Colin Powell, former U.S. Secretary of State, U.S. National Security Advisor and Chairman of the Joint Chiefs of Staff.

About salesforce.com

Salesforce.com is the world’s largest provider of customer relationship management (CRM) software. For more information about salesforce.com (NYSE: CRM), visit: www.salesforce.com.

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